Exhibit 10.112

RETENTION COMPENSATION AGREEMENT

This RETENTION COMPENSATION AGREEMENT (the “Agreement”) is made and effective as of the date set forth below by and between ITC Holdings Corp. (the “Company”) and Joseph L. Welch (the “Executive”).

WHEREAS, the Executive and the Company currently are parties to an employment agreement, dated as of December 21, 2012, governing the terms of the Executive’s employment with the Company and its affiliates as President and Chief Executive Officer (the “Employment Agreement”); and

WHEREAS, the Company desires to provide Executive with retention compensation as a supplement to the compensation provided to Executive pursuant to the Employment Agreement, in order to encourage the Executive’s continued employment with and leadership efforts on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

1.     Retention Compensation.  Subject to the conditions set forth below and the other terms and conditions of this Agreement, Executive shall become entitled to receive the following cash retention compensation amounts from the Company, as of the following dates (each a “Payment Date”):

June 30, 2014	$1,500,000

June 30, 2016	$1,500,000

Actual payment of the retention compensation amounts set forth above shall be made no later than ten (10) days after the respective Payment Dates; provided, that payment of each of the retention compensation amounts shall be contingent upon the following:  (i) Executive shall remain employed by the Company as its President and Chief Executive Officer as of such Payment Date; and (ii) the Board of Directors of the Company shall have determined as of such Payment Date and in its sole discretion, that Executive has satisfactorily performed his duties in such capacities pursuant to the Employment Agreement (or any successor agreement thereto).

2.     MSBP Benefits.  Notwithstanding any provisions in the International Transmission Company Management Supplemental Benefit Plan (the “MSBP”) to the contrary, any amount(s) paid to Executive pursuant to this Agreement shall not be considered “compensation” under the MSBP, with the effect that the calculation of Executive’s benefits payable under the MSBP shall not take such amount(s) into account.  Executive hereby consents to any amendment to the MSBP which the Company determines is appropriate to reflect this treatment of any amount(s) paid to Executive pursuant to this Agreement.

3.     Arbitration.  Any dispute arising out of or asserting breach of this Agreement shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  Such arbitration process shall take place within 100 miles of the Detroit, Michigan metropolitan area.  A court of competent jurisdiction may enter judgment upon the arbitrator’s award.  In the event of any such dispute, all reasonable fees and disbursements of counsel incurred by Executive shall be reimbursed by Company within a reasonable period of time following receipt from Executive (or Executive’s counsel) of a final bill invoicing all such fees and disbursements, so long as the arbitrator does not determine that such dispute was based on claims made by Executive that were frivolous or in bad faith.

4.     Miscellaneous.

a.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflicts of laws principles thereof.

b.             Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the payment of retention compensation to Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  The foregoing notwithstanding, nothing in this Agreement shall be deemed to affect the rights and obligations of the parties pursuant to the Employment Agreement, which shall remain in full force and effect.

c.             No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.             Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.             Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.             Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company, its subsidiaries and affiliates, and the Executive and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees.  Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 4(f) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

g.             Taxes.

(i)  Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation, with respect to any compensation or benefits payable or provided to Executive by Company pursuant to this Agreement or any other plan, arrangement or agreement with the Company.

(ii)  409A Compliance and Penalties.  All payments under this Agreement are intended to be exempt from or in compliance with Internal Revenue Code Section 409A, and the provisions of this Agreement are to be construed and administered accordingly.

h.             Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of this 21st day of December, 2012.

ITC HOLDINGS CORP.:		EXECUTIVE:

By:	/s/ Daniel J. Oginsky	/s/ Joseph L. Welch
Its:	Senior Vice President and General Counsel	Name: Joseph L. Welch